Exhibit 1(g)

                       MERRILL LYNCH HEALTHCARE FUND, INC.
               ARTICLES SUPPLEMENTARY TO ARTICLES OF INCORPORATION
                 INCREASING THE AUTHORIZED CAPITAL STOCK OF THE
                                   CORPORATION

      MERRILL LYNCH HEALTHCARE FUND, INC., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the Statement Department of Assessments and Taxation, that:

      FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended, with authority to issue FOUR
HUNDRED MILLION (400,000,000) shares of capital stock. The Corporation has four classes of capital stock consisting of ONE HUNDRED MILLION (100,000,000) shares of Class A Common Stock, ONE HUNDRED MILLION (100,000,000) shares of Class B Common Stock, ONE HUNDRED MILLION (100,000,000) shares of Class C Common Stock and ONE HUNDRED MILLION (100,000,000) shares of Class D Common Stock. All shares of all classes and series of the Corporation's capital stock have a par value of Ten Cents ($.10) per share and an aggregate par value of FORTY MILLION Dollars ($40,000,000).

      SECOND: The Board of Directors of the Corporation, acting in accordance with Section 2-105(c) of the Maryland Corporations and Associations Code, hereby increases the total number of authorized shares of Class B Common Stock of the Corporation by ONE HUNDRED AND FIFTY MILLION (150,000,000) shares.

      THIRD: After this increase in the number of authorized shares of capital stock of the Corporation, the Corporation will have authority to issue FIVE HUNDRED AND FIFTY MILLION (550,000,000) shares of capital stock and the capital stock will consist of ONE HUNDRED MILLION (100,000,000) shares of Class A Common Stock, TWO HUNDRED AND FIFTY MILLION (250,000,000) shares of Class B Common Stock, ONE HUNDRED MILLION (100,000,000) shares of Class C Common Stock and ONE HUNDRED MILLION (100,000,000) shares of Class D Common Stock.

      FOURTH: After this increase in the number of authorized shares of capital stock of the Corporation, all shares of all classes and series of the Corporation's capital stock will have a par value of Ten Cents ($.10) per share and an aggregate par value of FIFTY FIVE MILLION Dollars ($55,000,000).
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      IN WITNESS WHEREOF, MERRILL LYNCH HEALTHCARE FUND, INC. has caused these
Articles Supplementary to be signed in its name and on its behalf by a duly authorized officer and attested by its Secretary on September 1, 1998.

                                             MERRILL LYNCH HEALTHCARE FUND, INC.

                                             By: /s/ Arthur Zeikel
                                                 -------------------------------
                                                 Name: Arthur Zeikel
                                                 Title: President of the Fund

Attest:

/s/ Philip M. Mandel
-----------------------------
Philip M. Mandel, Secretary

      THE UNDERSIGNED officer of MERRILL LYNCH HEALTHCARE FUND, INC. who executed on behalf of said CORPORATION the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, and that this statement is made under the penalties for perjury.


                                                 /s/ Arthur Zeikel
                                                 -------------------------------
                                                 Name: Arthur Zeikel
                                                 Title: President of the Fund


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